JDA Software Group, Inc. NEWS RELEASE	Contact Information at End of Release

JDA Software Announces Changes to the Board of Directors

Appoints Arthur C. Young to Board of Directors;

Appoints Richard M. Haddrill to Newly Created Position of Lead Independent Director

Scottsdale, Ariz. - May 2, 2012 - JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, today announced that Arthur C. Young was appointed to the company's board of directors on April 30, 2012. Young brings valuable financial and strategic experience to the JDA board. He replaces Douglas G. Marlin, 64, who retired from the board, effective April 30, 2012, after 11 years of service. Young has been appointed to the board's compensation, and nominating and governance committees.
JDA today also announced the appointment of Richard M. Haddrill to the newly created position of lead independent director of the board of directors. Haddrill, who joined the JDA board in January 2011, will continue to serve on the board's audit, compensation, and nominating and governance committees. Among his key responsibilities as independent lead director, Haddrill will consult with the chairman of the board on the agenda for and schedule of meetings of the board, serve as a liaison between the chairman and the independent directors, and chair executive sessions of the board's independent directors. He currently serves as chief executive officer and a member of the board of directors of Bally Technologies, Inc.
Young, 42, is a managing partner and member of the investment and management committees of Blum Capital, where he primarily focuses on sourcing, executing and monitoring public investments. Blum Capital Partners is a San Francisco-based public strategic block and private investment firm with approximately $2 billion of equity capital under management and is a large shareholder of JDA. Blum Capital Partners was founded in 1975 and has invested in a wide variety of businesses. Throughout its history, Blum has demonstrated its expertise in proactively identifying attractive businesses to own, determining the most favorable ways to invest in those businesses across the public/private spectrum and helping to drive value creation as an active, engaged partner to management teams.
Prior to joining Blum Capital in 2009, Young spent eight years as a partner at Blavin & Company, a concentrated value-oriented, long-biased investment fund. Before joining Blavin & Company, Young was an investment principal at Fir Tree Partners. Young started his professional career as a litigation associate at Greenberg Traurig specializing in securities and tax litigation, after which he spent two years at McKinsey & Company as a management consultant leading teams of senior executives in a broad spectrum of initiatives. Young earned a bachelor's degree in economics from Johns Hopkins University and a juris doctor from the University of California at Berkeley, Boalt Hall School of Law.

JDA Software Announces Board Appointments

"We are pleased to announce the appointment of Arthur Young to the JDA board of directors and look forward to benefitting from his financial and strategic perspectives," said James D. Armstrong, Chairman of the Board of Directors. "In addition, I would like to thank Dick Haddrill for assuming the expanded responsibilities as the board's lead independent director. With the addition of two new independent directors over the past year and a half, and the enhancement of our board through the newly created lead director role, we continue to seek to ensure the company's governance structure is fully focused on delivering shareholder value. Finally, both personally and on behalf of our board I would like to thank Doug Marlin for his years of service and insightful contributions during his tenure on our board. Additionally, Doug was instrumental in the developmental stage of our company and his contributions played a large part in the formation of our leading market position."

About JDA Software Group
JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is the leading provider of innovative supply chain management, merchandising and pricing excellence solutions worldwide. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA's robust services offering, including complete solution lifecycle management via JDA Cloud Services, provides customers with leading-edge industry practices and supply chain expertise, lower total cost of ownership, long-term business value, and 24/7 functional and technical support. To learn more, visit jda.com or email info@jda.com.

JDA Investor Relations Contact:
Mike Burnett, GVP, Treasury and Investor Relations
mike.burnett@jda.com
480-308-3392

JDA Corporate Communications Contact:
Beth Elkin, Vice President, Marketing and Communications
beth.elkin@jda.com
469-357-4225

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, Ariz. 85260